SERVICES AGREEMENT

This agreement is made as of and with effect from November 19th , 2010.

BETWEEN:

QMI SEISMIC INC., a corporation incorporated under the laws of British Columbia, and having its principal place of business at 1250 West Hastings Street, Vancouver British Columbia, Canada

(the **"Company"**)

AND:

CRONOS MANAGEMENT CONSULTANTS LTD. a corporation incorporated under the laws of British Columbia, and having its principal place of business at 9038 - 156th Street, Surrey, BC V3R 5Y8

(the **"Consultant"**)

BACKGROUND

A. The Company desires that the Consultant provide investor and public relations services designed to make the investing public knowledgeable about the benefits of share ownership in the Company.

B. The Consultant desires to provide such advice and assistance to the Company under the terms and conditions of this Agreement.

C. The parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain the Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged the parties agree with each other as follows:

Schedules Attached to and forming a part of this Agreement is the following Schedule:

Schedule "A" - Stock Option Agreement

Duties and Involvement The Company hereby engages Consultant to provide one or more plans, and for coordination in executing the agreed-upon plan, for using various investor and public relations services as agreed by both parties. The plan may include, but not be limited to, the following services: consulting with the Company's management concerning marketing surveys, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, review and assistance in updating a business plan, and consult

on corporate finance and/or investment banking issues. In addition, these services may include production of a corporate profile and fact sheets, personal consultant services, financial analyst and newsletter campaigns.

Approvals This Agreement is subject to the approval of the Board of Directors of the Company., and approval and acceptance of the Canadian National Stock Exchange (the "Exchange") in a accordance with Exchange policies.

Relationship Among the Parties The Consultant acknowledges that this Agreement shall not create or imply any agency relationship among the parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

Effective Date, Term and Termination This Agreement is for a fixed term of 60 months starting the 19th day of November, 2010 and ending the 19th day of November, 2015 unless sooner terminated as provided below. This agreement will automatically renew for the ensuing year, unless notice is received to the contrary.

Either party may terminate this Agreement upon 30 days written notice of a material breach of this Agreement by the other party, provided, however, that such a breach has not been cured within such 30 day period.

If either party files a petition in bankruptcy or fails to discharge within 30 days any petition in bankruptcy filed against it, the other party may terminate this Services

In consideration for the services rendered pursuant hereto, the Company agrees to grant 2,100,000 options giving the Consultant the right to subscribe to 2,100,000 common shares in the equity of the company at a price of $.20 per share. The right will be granted for a period of 5 years subsequent to the date hereof and the shares issuable on exercise of the options shall be non-assessable and clear and free of any charge, mortgage or endorsement. This option will be cancelled 90 days after the Consultant ceases providing services to the client as per this agreement. A copy of the Stock Option Agreement is attached to this Agreement as Appendix "A".

The Company also agrees to reimburse to the Consultant for all the expenses incurred during the exercise of its mandate provided, however, that such expenses in excess of $100.00 shall be pre-approved by an authorized officer of the Company before being incurred.

The Consultant is responsible for payment of all taxes, whether federal and provincial, including but not limited to income tax, harmonized sales tax, medical service plan premiums, and obtaining all necessary licenses and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder any other costs associated with its status as an independent contractor and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

The Consultant acknowledges that the Company will not provide any benefits to the Consultant.

The Company shall have no other obligation to the Consultant for payment.

Services Not Exclusive The Consultant will conduct its activities competently, in good faith and in accordance with applicable laws and practices of the industry. The Consultant agrees to devote such time and effort necessary to the proper discharge of the duties described in this agreement.

The Company acknowledges that the Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

The Client understands and acknowledges that the Consultant cannot guarantee that the services provided under this Agreement will achieve any particular objective or fulfill any specified goals.

Confidentiality The Consultant acknowledges that it may have access to confidential information regarding the Company and its business and this Agreement creates a relationship of confidence and trust between the Consultant and the Company.

Confidential Information means any information disclosed to by one party to the other, either directly or indirectly in writing, orally or by inspection of tangible or intangible objects, including without limitation documents, business plans, source code, software, documentation, financial analysis, marketing plans, customer names, customer list, customer data. Confidential information may also include information disclosed to a party by third parties at the direction of the Company.

At all times, both during the term of this Agreement and after its termination, the Consultant will keep in confidence and trust, and will not use or disclose, any Confidential Information without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing the Services under this Agreement.

Counterparts This Agreement may be executed in counterparts and may be delivered by facsimile or email transmission, each of which when executed and delivered by either of the parties to the other shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

Entire Agreement This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

Further Assurances Each party hereto will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, provide all information, and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Gender, Plural, Etc Unless the context or the parties require otherwise, in this Agreement wherever the singular or masculine is used it will be construed as if the plural or feminine or neuter, as the case may be, had been used and vice versa. Any reference to a corporate entity includes and is also referenced to any corporate entity that is a successor to such entity.

Headings The insertion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation of the provisions of this Agreement.

Indemnification The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

Legal Advice By signing this Agreement the Parties confirm they have reviewed the entire Agreement and confirm they have received independent legal advice prior to the execution of this Agreement or have been advised to seek independent legal advice prior to the execution of this Agreement and have sought the independent legal advice as

they have deemed appropriate.

No *Contra Proferentem* The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

Notice Any notice or other communication required or permitted to be given under this Agreement shall be in writing and, except as otherwise provided herein, shall be personally delivered or transmitted by telecopy to the party for whom it is intended at the address of such party set out in preamble or to such other address as such party may designate to the other party by notice in writing.

Proper Law This Agreement will be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of British Columbia.

Severability If one or more provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such provision shall be severable from this Agreement, in which event this Agreement shall be construed as if such provision had never been contained herein.

Successors and Assigns This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, executors, administrators, trustees, receivers, successors and assign provided, however, that the Company shall not, without the prior written consent of the Consultant, assign any rights or obligations thereunder or any interest therein.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

COMPANY

Authorized Signatory

CONSULTANT

Authorized Signatory

SCHEDULE "A"

STOCK OPTION AGREEMENT

This Agreement is effective as of the 19th day of November, 2010

THIS AGREEMENT is made

BETWEEN:

QMI SEISMIC INC., a company incorporated under the laws of British Columbia, Incorporation Number and having a place of business at 1250 W. Hastings Street, Vancouver, British Columbia, Canada

(the "Company")

AND:

CRONOS MANAGEMENT CONSULTANTS LTD. a corporation incorporated under the laws of British Columbia, and having its principal place of business at 9038 - 156th Street, Surrey, BC V3R 5Y8

(the "Optionee")

WHEREAS the Company has established a stock option plan (the "Plan") and the Company wishes to grant to the Optionee an option to purchase common shares in the Company on the terms and conditions set out herein.

IN CONSIDERATION of the premises and the covenants, agreements representations, warranties and payments contained in this Agreement, the receipt and sufficient of which is hereby acknowledged, the Company and the Optionee agree as follows:

1. Grant of Option The Company grants to the Optionee, under the provisions of the Plan and on the terms and conditions set out in this Agreement and in the Plan, an irrevocable right and option (the "Option") to purchase, from time to time, up to 2,100,000 Common Shares (the "Optioned Shares") as fully paid and non-assessable.

2. Exercise Price The Exercise Price of the Option is CAD $.20 per Optioned Share.

3. Term of Option Subject to the terms, conditions, and restrictions set forth herein, the term of this Option shall expire at 5:00 p.m. (Pacific Time) on November 19th, 2015 (the "Expiry Date"), unless earlier terminated under Section 8. Any Optioned Shares not exercised as of the Expiry Date shall become null and void.

4. Manner of Exercise Subject to the provisions of this Agreement and the Plan, the Optionee or the Optionee's legal personal representative(s) may exercise the Option or a portion thereof from time to time by signing a notice in writing addressed to the Company and delivering the notice to the Company at its head office. The notice must state the intention of the Optionee or the Optionee's

legal personal representative(s) to exercise the Option or a portion thereof and the number of Optioned Shares for which the Option is being exercised, and must be accompanied by payment in full for the Optioned Shares being purchased, in cash or by certified cheque, bank draft or money order payable to the Company. Payment is to be made in Canadian funds.

5. Restrictions on Transfer of Option The Option is non-assignable and non-transferable and, except in the case of the Optionee's death, is exercisable only by the Optionee; provided that, subject to the prior approval of the Company's Board of Directors and, if necessary, the Exchange, the Optionee may assign the Option to a company of which all of the voting securities are beneficially owned by the Optionee, which ownership will continue for as long as any portion of the Option remains unexercised.

6. Restrictions on Resale of Shares Subject to securities requirements or Exchange policies there may be restrictions on the resale of shares, and if so, the share certificates will bear a legend to that effect.

7. Eligible Persons The Optionee and the Company represent that the Optionee is either a Director, Officer, Employee, or Consultant of the Company or an Affiliate, or a company of which all of the voting securities are beneficially owned by one or more of the foregoing (an "Eligible Person").

8. Tax Implications The acceptance and exercise of the Option and the sale of Optioned Shares issued pursuant to the exercise of the Option may have consequences under applicable tax and securities laws, which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his or her personal legal and tax advisors in connection with this Agreement and the Optionee's dealings with respect to the Option or the Optioned Shares issued pursuant to the exercise of the Option.

9. Exercise After Certain Events The Option will terminate under the following circumstances:

(a) If the Optionee is an Employee or Consultant and is neither a Director nor Officer and ceases to be an Employee or Consultant by reason of termination of employment; the Employee for cause or termination of engagement of the Consultant for breach, the Option will terminate on the effective date of the Optionee ceasing to be an Employee or Consultant for that reason.

(b) If the Optionee dies, the Optionee's personal representative or administrator will have the right to exercise in whole or in part any unexercised Option at any time until the earlier of (a) the Expiry Date and (b) the date that is one year after the date of the Optionee's death.

(c) If the Optionee ceases to be an Eligible Person for any reason other than as set out in subsections 9(a) or (b), the Option will terminate on the earlier of (a) the Expiry Date and (b) the date that is 30 days after the effective date of the Optionee ceasing to be an Eligible Person for that other reason.

(d) Notwithstanding subsection 9(c) hereof, if the Optionee is an Employee who is engaged in investor relations activities (within the meaning of the Exchange's policies) and is neither a Director nor an Officer, the Option will terminate on the earlier of (a) the Expiry Date and (b) the date that is 30 days after the date on which the Optionee ceases to provide services to the Company or an Affiliate.

(e) If the Optionee ceases to be one type of Eligible Person but concurrently is or becomes one or more other type of Eligible Person, the Option will not terminate but will continue

in full force and effect and the Optionee may exercise the Option until the earlier of (a) the Expiry Date and (b) the applicable date set forth in subsection 9(a), (b), or (c) where the Optionee ceases to be any type of Eligible Person.

(f) The Option will not be affected by any change of the Optionee's employment where the Optionee continues to be employed by the Company or an Affiliate.

10. No Right to Employment The Optionee represents that he or she has not been induced to enter into this Agreement by the expectation of employment or continued employment or retention or continued retention by the Company or any Affiliate. Neither this Agreement nor the Plan confers on the Optionee the right to continue in the employ or service of, or association with, the Company or any Affiliate, nor do they interfere in any way with the right of the Optionee or the Company or any Affiliate to terminate the Optionee's employment, office, or engagement at any time.

11. Adjustments for Changes in Capitalization Reference is made to the Plan for particulars of the rights and obligations of the Optionee and the Company in respect of:

(a) the terms and conditions on which the Option is granted;
(b) a consolidation or subdivision of the Company's share capital or an amalgamation or merger;

all to the same effect as if the provisions of the Plan were set out in this Agreement and to all of which the Optionee assents. The Company will give a copy of the Plan to the Optionee on request.

12. Exchange's Rules and Policies Apply This Agreement and any amendments are subject to:

(a) the provisions of the Plan;
(b) the acceptance of the Canadian National Stock Exchange; and
(c) the approval by the Company's shareholders or disinterested shareholders, as may be required by the Exchange's policies.

13. Time is of the Essence Time is of the essence in this Agreement.

14. The Plan The Plan is hereby incorporated by reference and made a part hereof. This Agreement will enure to the benefit of and be binding on the Company and its successors, and the Optionee and, to the extent provided in subsection (b) of this Agreement, the Optionee's personal representative(s).

15. Counterparts This Agreement may be executed in counterparts and may be delivered by facsimile or email transmission, each of which when executed and delivered by either of the parties to the other shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

16. Proper Law This Agreement will be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of British Columbia.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

QMI SEISMIC INC.

Per: ______________________________
Authorized Signatory

CRONOS MANAGEMENT CONSULTANTS LTD.

Per: ______________________________
Authorized Signatory